UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date Of Earliest Event Reported): February 19, 2003


                          ADC TELECOMMUNICATIONS, Inc.
             (Exact name of registrant as specified in its charter)


        Minnesota                       0-1424                41-0743912
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)

              13625 Technology Drive, Eden Prairie, Minnesota 55344 (Address of principal executive offices, including zip code)

                                 (952) 938-8080
                         (Registrant's telephone number,
                              including area code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits.

          Exhibit 99.1: Press Release dated February 19, 2003.


Item 9. Regulation FD Disclosure

ADC Telecommunications, Inc. has reported its 1st quarter 2003 financial results. The Company's press release dated February 19, 2003 announcing the results is attached hereto as Exhibit 99.1.


Item 12. Results of Operations and Financial Condition

ADC Telecommunications, Inc. has reported its 1st quarter 2003 financial results. The Company's press release dated February 19, 2003 announcing the results is attached hereto as Exhibit 99.1.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  ADC TELECOMMUNICATIONS, INC.
                                  (Registrant)



Date:  February 19, 2003          By: /s/Robert E. Switz
                                     --------------------------------------
                                         Robert E. Switz
                                         Executive Vice President and Chief
                                         Financial Officer

                          ADC TELECOMMUNCIATIONS, INC.
                                 FORM 8-K REPORT

                                INDEX TO EXHIBITS

Exhibit No.     Description

      99.1      Press Release dated February 19, 2003

                                                                    Exhibit 99.1

                ADC Reports First Quarter 2003 Results

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 19, 2003--ADC (Nasdaq:ADCT):

    --  Sales of $200 Million of which 40% Were International Sales

    --  GAAP Loss Per Share of $0.05 and Pro Forma Loss Per Share of
        $0.03

    --  GAAP Gross Margin of 35.4% Compared to 20.4% in Fourth Quarter
        2002

    --  Pro Forma Gross Margin of 35.4% Compared to 24.2% in Fourth
        Quarter 2002

    -- Improving Quarterly Sales Breakeven Point Toward $215 Million from $225 Million

    --  Total Cash of $509 Million of which $366 Million Is
        Unrestricted

    --  Long-term Notes Payable of $14 Million

    ADC (Nasdaq:ADCT, www.adc.com) today announced results for the first quarter ended January 31, 2003 prepared in accordance with generally accepted accounting principles (GAAP), as well as pro forma results prepared with certain adjustments as noted below. On a GAAP basis in the first quarter of 2003, sales were $200 million and net loss was $42 million ($0.05 loss per share). These results compare to sales of $221 million and net loss of $382 million ($0.48 loss per share) in the fourth quarter of 2002 and sales of $294 million and net loss of $45 million ($0.06 loss per share) in the first quarter of 2002 on a GAAP basis.
    In addition to GAAP income statement results, ADC also presents pro forma income statement results. Due to the significance of our restructuring activities in fiscal 2000 to 2003, we believe that a more meaningful comparison of our fiscal 2003 results would exclude impairment charges, non-recurring charges, non-cash stock compensation expenses and non-recurring non-operating gains/losses, as well as the results of product lines discontinued or divested in fiscal 2002 and 2001 in deriving pro forma income statements for fiscal 2003 and historical periods. For an explanation of items excluded from pro forma income statement results, please refer to the "Items Excluded from Pro Forma Results" section of this release and review the attached supplementary schedules that reconcile GAAP results to pro forma results for the three-month periods ended January 31, 2003 and 2002 and October 31, 2002.
    On a pro forma basis, which reflects adjustments to all quarters related to the exclusion of impairment charges, non-recurring charges, non-cash stock compensation expense and non-recurring non-operating gains/losses, as well as the results of product lines that have been discontinued or divested in fiscal 2002 and 2001, sales were $200 million in the first quarter of 2003 compared to $219 million in the fourth quarter of 2002 and $288 million in the first quarter of 2002. In the quarter, Broadband Infrastructure and Access (BIA) GAAP sales were $133 million compared to $156 million in the fourth quarter of 2002 and $198 million in the first quarter of 2002. BIA pro forma sales were $133 million in the first quarter of 2003 compared to $154 million in the fourth quarter of 2002 and $192 million in the first quarter of 2002. Integrated Solutions (IS) GAAP and pro forma sales were $67 million in the quarter compared to $65 million in the fourth quarter of 2002 and $96 million in the prior-year first quarter.
    International sales were $80 million or 40% of total sales in this year's first quarter compared to 25% and 28% of total sales in the fourth quarter of 2002 and first quarter of 2002, respectively. As part of the $80 million in the first quarter of 2003, ADC recorded sales of $16 million, which had previously been treated as deferred revenue, upon the collection of cash and the sale of a promissory note receivable from an international customer. Excluding this $16 million of sales, international sales were 35% of ADC sales in this year's first quarter, the highest portion of international sales in any quarter of ADC's history. North America and Europe remained ADC's largest sales regions in the quarter.
    On a GAAP basis, operating loss was $44 million in the first quarter of 2003 compared to $359 million in the fourth quarter of 2002 and $65 million in the prior-year first quarter. On a pro forma basis, operating loss was $23 million in the first quarter of 2003 compared to $39 million in the fourth quarter of 2002 and $30 million in the prior-year first quarter. Beginning in the fourth quarter of 2002, ADC is no longer recording a tax benefit for pre-tax losses that are available as a carryover to reduce future tax liabilities. Consequently, ADC's pro forma pre-tax loss and net loss in this year's first quarter were both $20 million ($0.03 loss per share). On a comparative basis, the pro forma pre-tax loss was $50 million ($0.06 loss per share) in the fourth quarter of 2002 and $39 million ($0.05 loss per share) in the first quarter of 2002. On a GAAP basis, pre-tax loss was $42 million ($0.05 loss per share) in this year's first quarter compared to $382 million ($0.48 loss per share) in the fourth quarter of 2002 and $70 million ($0.09 loss per share) in the first quarter of 2002.
    "With strong sequential quarterly improvement in both gross margin and loss per share this quarter, we are on course to return to profitability," said Rick Roscitt, chairman and CEO of ADC. "While our primary focus this year is on growing revenue and market share, we will continue our strong emphasis on more cost-efficient, cash-flow positive operations and an improved breakeven point toward $215 million in quarterly sales. To this end, we have been winning multi-year or extended contracts with many large communications service providers. These include contract wins in the first quarter and the past year, some of which have not been announced. In addition, we are continuing our corporate-wide effort to foster competitive strength through continuous cost and efficiency improvements. We expect these efforts to increase ADC's earnings power when sales growth resumes."

    Strong Financial Condition

    "ADC's balance sheet remains strong and improved in the first fiscal quarter," said Robert E. Switz, executive vice president and CFO of ADC. "At January 31, 2003, total cash was $509 million, of which $366 million was unrestricted. As a result of the carryback of its fiscal 2002 tax loss, ADC received an income tax refund of $103 million in January and is expecting an additional refund of approximately $30 million in the second fiscal quarter of 2003. Additional cash proceeds are expected when we generate cash from operating activities and obtain proceeds from assets held for sale. Current ratio (current assets divided by current liabilities) was 1.9 and long-term notes payable was $14 million at January 31, 2003."
    Days sales outstanding in accounts receivable at the end of the quarter remained low at 47 days in both this year's first quarter and the fourth quarter of 2002 and 61 days in the first quarter of 2002. Inventory turns (annualized) at the end of the quarter remained good at 5.6 times in the first quarter of 2003 compared to 7.4 times in last year's fourth quarter and 3.4 times in last year's first quarter.
    Depreciation and amortization was $15 million in this year's first quarter compared to $22 million in the fourth quarter of 2002 and $28 million in the first quarter of 2002. Capital expenditures were $6 million in the first quarter of 2003 and a negative $5 million (due to disposal proceeds exceeding expenditures) in the fourth quarter of 2002 and $17 million in the first quarter of 2002.
    The majority of the $143 million of restricted cash represents interest-earning cash pledged to various financial institutions to secure and potentially settle three long-term operating lease obligations of $103 million and is not expected to become available as working capital. The remainder of the restricted cash secures letters of credit, guarantees and currency hedging arrangements, and is expected to become available as working capital upon satisfaction of these obligations. The lease obligations and restricted cash amounts were reduced from the October 31, 2002 balances of $149 million and $177 million, respectively, primarily as a result of selling certain facilities during the quarter.
    At January 31, 2003, ADC had an $81 million restructuring accrual in current liabilities, reduced from $124 million at October 31, 2002, that is estimated to be paid as follows:

    -- $43 million from cash in current assets to settle restructuring liabilities related primarily to employee severance costs and leases on certain facilities; and

    -- $38 million from restricted cash set aside in long-term assets to pay the excess of the purchase price on the above-mentioned long-term operating lease obligations over the lower estimated market value of the related facilities.

    Recent Wins and Achievements

    Roscitt added, "While not all of our customers allow us to make timely announcements of new contracts, we are delighted to have signed and recently announced several significant wins." ADC announced the following wins and achievements since the end of fiscal 2002.

    -- ADC announced the three-year extension of an agreement to supply copper and fiber connectivity equipment to SBC Services, Inc., an SBC Communications Inc. company. The new extension makes ADC a preferred supplier of connectivity products to SBC.

    -- Cox Communications, Inc. plans to install ADC's Cuda(TM) 12000 IP Access Switches in its Pensacola/Ft. Walton, Fla. and Hampton Roads, Va. systems, the two newest Cox systems to deploy the Cuda 12000. In addition, Cox has committed to the purchase of additional Cuda platforms for its Orange County, Middle America, Northern Virginia and Phoenix systems - four of its largest and fastest growing networks. Including these two new regions, 11 Cox systems nationwide are now deploying over 130 Cuda 12000 platforms, including three - Middle America, Northern Virginia and Kansas - that use the Cuda platform exclusively. This agreement included the third order from the Middle America region, a clear recognition of the proven performance of the DOCSIS(TM) 1.1-qualified Cuda 12000 in Cox's high-speed data networks.

    -- ADC's FastFlow(TM) Broadband Provisioning Manager (BPM) has now provisioned more than one million Cox(R) High Speed Internet(SM) subscribers. FastFlow BPM is a carrier-class provisioning solution that automates the configuration and activation of cable modems and media terminal adapters for delivering advanced services such as tiered data services and PacketCable-compliant VoIP.

    -- Nanjing CATV, one of the largest and most advanced cable operators in China, selected ADC's Cuda CMTS and FastFlow BPM for advanced data services. Nanjing CATV will use multiple Cuda 12000 platforms to begin the rollout of broadband Internet access to its base of 800,000 subscribers. In addition, Nanjing CATV has also purchased the Cuda 1000 CMTS.

    -- TELUS is installing ADC's Metrica(R) Performance Manager for its TELUS Mobility wireless services across Canada. Metrica Performance Manager will be rolled out across TELUS's multi-vendor, multi-technology network. TELUS Mobility selected Metrica based on demonstrated capabilities to perform complex real-time analysis of large volumes of performance data from a wide variety of technologies, which will give TELUS an end-to-end view of its network. TELUS is the largest telecommunications company in Western Canada and the second largest in the country. TELUS Mobility provides its 2.9 million clients across Canada with a full suite of wireless voice, Internet and data services through its Mike and PCS digital wireless networks.

    -- ADC achieved a significant international milestone with the installation and live operation of its Singl.eView(TM) convergent billing platform at TOT Corp. The installation, which enables billing for TOT's new 1900-megahertz GSM wireless network, took less than 90 days to complete and included a complex Thai language implementation. TOT is Thailand's leading incumbent telecommunications provider with more than seven million telephone lines.

    -- ADC was awarded a license expansion by SingTel Optus Pty. Limited (Optus) for ADC's Singl.eView(TM) convergent billing, commerce and customer-management solution. Under the terms of the agreement, Optus can use Singl.eView to bill several million services, which represents a tenfold increase from the previous licensing agreement. Optus is an Australian leader in integrated communications - serving more than five million customers each day. The company provides a broad range of communications services including mobile, national and long distance services, local telephony, international telephony, business network services, Internet and satellite services and pay television. Optus is a wholly owned subsidiary of SingTel Group.

    -- ADC's new Virtual IP Call Center went live around the world providing seamless integration of its global technical support and customer service activities. The solution based on state-of-the-art Voice-over-IP (VoIP) technology links ADC's network of worldwide technical assistance centers with the same common functionality and is designed to ensure 24-hour support to ADC customers around the world. By implementing this new technology, ADC has established a virtual contact center whereby customers are routed automatically to the most appropriate agent to deal with their call, no matter where the agent in question is physically located. The system provides web "click to chat" functionality, which opens up new opportunities for enhanced customer service in the future. ADC customer service employees are based at facilities in Brussels, Belgium; Dusseldorf, Germany; Beijing and Shanghai, China; Singapore; Mexico City, Mexico; and in Raleigh, N.C.; Richardson, Texas; Tustin, Calif.; and Westborough, Mass.

    Outlook

    ADC is currently planning that revenues in the second quarter of 2003 may not exceed $200 million and related pro forma earnings per share - with no tax benefit for pre-tax loss - are currently expected to be around a $0.03 loss. ADC cautions investors that forecasting in these soft industry conditions combined with geopolitical uncertainties remains extremely difficult and subject to change, especially with respect to the timing of closing large contracts that can delay the start of new revenue sources. Sales by business segment as a percent of total ADC sales are expected to be in the ranges of 65%-70% for BIA and 30%-35% for IS.
    As previously announced, ADC will no longer accrue tax benefits for pre-tax losses since it has fully utilized its carryback benefits with the fiscal 2002 tax loss. Starting in the fourth quarter of fiscal 2002, the tax benefits of ADC's pre-tax losses have been added to its deferred tax assets with an offsetting valuation reserve. As of January 31, 2003, ADC had a total of $725 million in deferred tax assets that have been offset by a full valuation reserve and as a result have been shown on the balance sheet at zero. As it generates pre-tax income in future periods, ADC does not currently expect to record significant income tax expense until either its deferred tax assets are fully utilized to reduce future income tax liabilities or the value of its deferred tax assets are restored on the balance sheet. Most of the deferred tax assets are not expected to expire until 2022.
    Subject to the unknown impact of soft industry conditions and geopolitical uncertainties, ADC currently believes that a modest sequential increase in quarterly sales from the level expected in the second quarter of 2003 will enable it to report sequential quarterly improvement in pro forma earnings per share during fiscal 2003. Pro forma results in this outlook exclude impairment charges, non-recurring charges, non-cash stock compensation expenses and non-recurring non-operating gains/losses.
    ADC is unable to provide an outlook for earnings per share on a GAAP basis at this time. Although the amount of expected non-cash stock compensation expense will not likely cause a difference between GAAP and pro forma earnings per share, ADC may incur additional impairment charges, non-recurring charges and non-recurring non-operating gains/losses during fiscal 2003 if it takes actions designed to further lower its breakeven point or restructure its operations. The amount of any such additional charges is uncertain and will depend on many factors including the evolving outlook for industry conditions and ADC's businesses. If charges are incurred they could result in a significant difference between GAAP and pro forma earnings per share.

    Review of Business Segments

    A review of ADC's results for its two business segments -
Broadband Infrastructure and Access, and Integrated Solutions - follows.

    Broadband Infrastructure and Access

    In the quarter, Broadband Infrastructure and Access (BIA) GAAP sales were $133 million compared to $156 million in the fourth quarter of 2002 and $198 million in the first quarter of 2002. BIA pro forma sales were $133 million in the first quarter of 2003 compared to $154 million in the fourth quarter of 2002 and $192 million in the first quarter of 2002. On a quarterly sequential basis, BIA sales decreased in all business units except for increased sales in cable telephony/data systems. Broadband connectivity sales decreased less than expected for the second quarter in a row. On a year-over-year basis, lower BIA sales were primarily a result of lower sales from broadband connectivity systems and a smaller dollar and percent sales decline from HDSL/DLC systems partially offset by increased sales of cable telephony/data systems. BIA GAAP operating loss was $9 million in the first quarter of 2003 compared to $59 million in the fourth quarter of 2002 and $39 million in the first quarter of 2002. On a pro forma basis, BIA operating loss was $9 million in the first quarter of 2003 compared to $26 million in the fourth quarter of 2002 and $30 million in the first quarter of 2002.

    Integrated Solutions

    Integrated Solutions (IS) GAAP and pro forma sales were $67 million in the quarter compared to $65 million in the fourth quarter of 2002 and $96 million in the prior-year first quarter. On a quarterly sequential basis, an increase in software sales was partially offset by lower sales of systems integration services. On a year-over-year basis, sales of systems integration services and software were both lower in the first quarter of 2003. On a GAAP and pro forma basis, IS operating loss was $9 million in the first quarter of 2003 compared to $6 million in both the fourth and first quarters of 2002.

    Items Excluded from Pro Forma Results

    Pro forma income statement results in both fiscal 2003 and 2002 exclude impairment charges, non-recurring charges, non-cash stock compensation expenses and non-recurring non-operating gains/losses. To provide a comparable basis for measuring the results of ADC in fiscal 2003, pro forma results in fiscal 2002 also exclude from all quarters the financial results of product lines discontinued or divested in fiscal 2002 and 2001.
    In deriving pro forma results for the first quarter of 2003, ADC excluded charges of $21 million ($0.02 per share) of which $14 million were for non-cash items. These charges were comprised of:

    -- Impairment charges for fixed assets of $10 million ($0.01 per share);

    -- Non-recurring charges of $8 million ($0.01 per share) primarily related to employee reductions and facilities consolidations;

    -- Non-cash stock compensation expenses of $2 million ($0.00 per share) resulting from previous acquisitions; and

    -- Non-recurring non-operating net loss of $1 million ($0.00 per share) primarily related to divestiture and investment activities.

    In deriving pro forma results for the fourth quarter of 2002, ADC excluded sales of $2 million and a net loss of $8 million ($0.01 loss per share) related to product lines that were discontinued or divested in fiscal 2002 and 2001. ADC also excluded charges of $324 million ($0.41 per share) of which $264 million were for non-cash items. These charges were comprised of:

    -- Impairment charges for fixed assets and goodwill of $170 million ($0.21 per share);

    -- Non-recurring charges of $140 million ($0.18 per share) primarily related to employee reductions and facilities consolidation;

    -- Non-cash stock compensation expenses of $2 million ($0.00 per share) resulting from previous acquisitions; and

    -- Non-recurring non-operating net loss of $12 million ($0.02 per share) primarily related to divestiture and investment activities.

    In deriving pro forma results for the first quarter of 2002, ADC excluded sales of $6 million and a net loss of $18 million ($0.02 loss per share) related to product lines that were discontinued or divested in fiscal 2002 and 2001. Also excluded were net charges of $3 million ($0.01 per share) of which $7 million were for non-cash items. These net charges were comprised of:

    -- Impairment charges for fixed assets and goodwill of $2 million ($0.00 per share);

    -- Non-recurring charges of $3 million ($0.00 per share) primarily related to employee reductions and facilities consolidation;

    -- Non-cash stock compensation expenses of $3 million ($0.00 per share) resulting from previous acquisitions; and

    -- Non-recurring non-operating net gain of $5 million ($0.00 per share) primarily related to divestiture and investment activities.

    Today's Earnings Conference Call And Webcast at 5:00 pm Eastern

    ADC will discuss its first quarter 2003 results and current outlook on a conference call scheduled today, February 19, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts. Starting today at 8:00 p.m. Eastern, the replay of the call can be accessed until 8:00 p.m. Eastern on February 26 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 7703775) or on the Internet at www.adc.com/investor, by clicking on News & Communications, then clicking on Webcasts.

    About ADC

    ADC is The Broadband Company(TM). ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC (Nasdaq:ADCT) has sales into nearly 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

    Cautionary Statement under the Private Securities Litigation
Reform Act of 1995

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions readers that future actual results could differ materially from those in forward-looking statements depending on the outcome of certain factors. All such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, significant difficulties in forecasting sales and market trends; uncertainties regarding the level of capital spending by telecommunications service providers, as the majority of ADC's revenues are derived from these companies; the overall demand for ADC's products or services; the demand for particular products or services within the overall mix of products sold, as our products and services have varying profit margins; changing market conditions and growth rates either within ADC's industry or generally within the economy; ADC's ability to complete our restructuring initiative and streamline our operations successfully; ADC's ability to dispose of excess assets on a timely and cost-effective basis; new competition and technologies; increased costs associated with protecting intellectual property rights; the retention of key employees; pressures on the pricing of the products or services ADC offers; performance of contract manufacturers used by ADC to make certain products; possible consolidation among communications service providers; the availability of materials to make products; variations in the value of assets held or used by ADC in the operation of its business and other risks and uncertainties, including those identified in Exhibit 99-a to ADC's Report on Form 10-K for the fiscal year ended October 31, 2002. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In Millions)

                                ASSETS

                                               January 31, October 31,
                                                   2003        2002

CURRENT ASSETS:
    Cash and cash equivalents                      $366.3      $278.9
    Available-for-sale securities                     2.7         0.5
    Accounts receivable                             105.0       115.1
    Unbilled revenue                                 22.7        25.8
    Inventories                                      91.8        94.9
    Prepaid income taxes                             20.9       126.6
    Prepaid and other current assets                 31.8        44.5
                                               ----------- -----------

           Total current assets                     641.2       686.3

 PROPERTY AND EQUIPMENT, net                        190.7       206.8

 ASSETS HELD FOR SALE                                15.7        20.0

 RESTRICTED CASH                                    142.5       177.0

 OTHER ASSETS
    Intangibles                                      18.4        18.5
    Other Assets                                     31.9        35.6

                                               ----------- -----------
    TOTAL ASSETS                                 $1,040.4    $1,144.2
                                               =========== ===========

                 LIABILITIES & STOCKOWNERS' INVESTMENT

 CURRENT LIABILITIES:
    Accounts payable                                $62.3       $73.0
    Accrued compensation and benefits                66.1        74.1
    Other accrued liabilities                       105.4       110.8
    Restructuring accrual                            81.0       124.2
    Notes payable                                    15.8        15.7
                                               ----------- -----------

           Total current liabilities                330.6       397.8

    LONG-TERM NOTES PAYABLE                          14.3        10.8
    OTHER LONG-TERM LIABILITIES                       3.2         3.4
                                               ----------- -----------
           Total liabilities                        348.1       412.0

    SHAREOWNERS' INVESTMENT
           (801.8 and 799.6 shares outstanding)     692.3       732.2

                                               ----------- -----------
    TOTAL LIABILITIES AND SHAREOWNERS'
     INVESTMENT                                  $1,040.4    $1,144.2
                                               =========== ===========


            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

               (In Millions, Except Per Share Amounts)

                                                 For the Three Months
                                                         Ended
                                                 ---------------------
                                                     January 31,
                                                  2003        2002
                                                 -------    -------
NET SALES                                        $199.9     $293.5

COST OF PRODUCT SOLD                              129.1      198.7
                                                 -------    -------
GROSS PROFIT                                       70.8       94.8
                                                 -------    -------
GROSS MARGIN                                       35.4  %    32.3   %

EXPENSES:
  Research and development                         31.0       42.5
  Selling and administration                       63.2      110.0
  Impairment charges                               10.3        1.9
  Non-recurring charges                             8.2        3.0
  Non-cash stock compensation                       2.1        2.8
                                                 -------    -------
    Total Expenses                                114.8      160.2
                                                 -------    -------
    As a Percentage of Net Sales                   57.4  %    54.6   %

OPERATING LOSS                                    (44.0)     (65.4)
OPERATING MARGIN                                  (22.0) %   (22.3)  %
OTHER INCOME (EXPENSE), NET:
    Interest                                        1.1        0.8
    Other                                           1.4       (5.3)
                                                 -------    -------

LOSS BEFORE INCOME TAXES                          (41.5)     (69.9)
BENEFIT FOR INCOME TAXES                              -      (25.1)
                                                 -------    -------
NET LOSS                                         $(41.5)(a) $(44.8)(b)
                                                 =======    =======
NET MARGIN                                        (20.8) %   (15.3)  %

AVERAGE COMMON SHARES OUTSTANDING
(BASIC AND DILUTED)                               801.1      793.4
                                                 =======    =======
LOSS PER SHARE (BASIC AND DILUTED)               $(0.05)(a) $(0.06)(b)
                                                 =======    =======



(a) Excluding $2.1 million non-cash stock compensation expense; $8.2 million non-recurring charges; $10.3 million impairment charges; non-recurring non-operating loss of $2.7 million related to the write-down of investment portfolio; $4.7 million gain on sale of investments; $2.8 million loss related to sale of divested product lines, net loss and diluted EPS would have been $20.1 million and $(0.03) for the quarter ended January 31, 2003, respectively.

(b) Excluding $17.5 million, net-of-tax, net loss related to product lines that were divested or discontinued prior to the first quarter of 2003; $2.7 million, net-of-tax, non-cash stock compensation expense; $2.0 million, net-of-tax, non-recurring charges; $1.2 million, net-of-tax, impairment charges; non-recurring non-operating loss of $1.5 million, net-of-tax, related to the write-down of investment portfolio; $4.4 million, net-of-tax, gain on sale of investments, net loss and diluted EPS would have been $24.3 million and $(0.03) for the quarter ended January 31, 2002, respectively.


                        SUPPLEMENTARY SCHEDULE

            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

         RECONCILIATION OF GAAP RESULTS TO PRO FORMA RESULTS

               (In Millions, Except Per Share Amounts)



                                         For the Three Months Ended
                                              January 31, 2003
                                       GAAP    Restructuring Proforma
                                      Results    and Other    Results
                                                 Charges (a)    (a)
                                      --------------------------------
NET SALES                             $199.9            $-    $199.9

COST OF PRODUCT SOLD                   129.1                   129.1
                                      -------  ------------  --------
GROSS PROFIT                            70.8             -      70.8
                                      -------  ------------  --------
GROSS MARGIN                            35.4 %                  35.4 %

EXPENSES:
 Research and development               31.0             -      31.0
 Selling and administration             63.2             -      63.2
 Impairment charges                     10.3         (10.3)        -
 Non-recurring charges                   8.2          (8.2)        -
 Non-cash stock compensation             2.1          (2.1)        -
                                      -------  ------------  --------
  Total Expenses                       114.8         (20.6)     94.2
                                      -------  ------------  --------
  As a Percentage of Net Sales          57.4 %                  47.1 %

OPERATING INCOME (LOSS)                (44.0)         20.6     (23.4)
OPERATING MARGIN                       (22.0)%                 (11.7)%
OTHER INCOME (EXPENSE), NET:
  Interest                               1.1             -       1.1
  Other                                  1.4           0.8       2.2
                                      -------  ------------  --------

INCOME (LOSS) BEFORE INCOME
 TAXES                                 (41.5)         21.4     (20.1)
PROVISION (BENEFIT) FOR INCOME TAXES       -             -         -
                                      -------  ------------  --------
NET INCOME                            $(41.5)        $21.4    $(20.1)
                                      =======  ============  ========
NET MARGIN                             (20.8)%                 (10.1)%

AVERAGE COMMON SHARES OUTSTANDING
(BASIC AND DILUTED)                    801.1         801.1     801.1
                                      =======  ============  ========
LOSS PER SHARE (BASIC AND DILUTED)    $(0.05)        $0.02    $(0.03)
                                      =======  ============  ========




                                  For the Three Months Ended
                                       January 31, 2002
                          GAAP     Restructuring Results from Proforma
                         Results     and Other   Divestitures  Results
                                     Charges (b)      (b)        (b)
                        ----------------------------------------------
NET SALES                 $293.5            $-        $(5.6)  $287.9

COST OF PRODUCT
 SOLD                      198.7             -        (13.5)   185.2
                        ---------  ------------  -----------  -------
GROSS PROFIT                94.8             -          7.9    102.7
                        ---------  ------------  -----------  -------
GROSS MARGIN                32.3 %                              35.7 %

EXPENSES:
 Research and
  development               42.5             -        (10.3)    32.2
 Selling and
  administration           110.0             -         (9.1)   100.9
 Impairment charges          1.9          (1.9)           -        -
 Non-recurring
  charges                    3.0          (3.0)           -        -
 Non-cash stock
  compensation               2.8          (2.8)           -        -
                        ---------  ------------  -----------  -------
  Total Expenses           160.2          (7.7)       (19.4)   133.1
                        ---------  ------------  -----------  -------
  As a Percentage of
   Net Sales                54.6 %                              46.2 %

OPERATING INCOME
 (LOSS)                    (65.4)          7.7         27.3    (30.4)
OPERATING MARGIN           (22.3)%                             (10.6)%
OTHER INCOME (EXPENSE),
 NET:
  Interest                   0.8             -            -      0.8
  Other                     (5.3)         (4.6)         0.3     (9.6)
                        ---------  ------------  -----------  -------

INCOME (LOSS)
 BEFORE INCOME
 TAXES                     (69.9)          3.1         27.6    (39.2)
PROVISION (BENEFIT) FOR
 INCOME TAXES              (25.1)          0.1         10.1    (14.9)
                        ---------  ------------  -----------  -------
NET INCOME                $(44.8)         $3.0        $17.5   $(24.3)
                        =========  ============  ===========  =======
NET MARGIN                 (15.3)%                              (8.4)%

AVERAGE COMMON SHARES
OUTSTANDING
(BASIC AND DILUTED)        793.4         793.4        793.4    793.4
                        =========  ============  ===========  =======
LOSS PER SHARE (BASIC
 AND DILUTED)             $(0.06)        $0.01        $0.02   $(0.03)
                        =========  ============  ===========  =======



(a) Excluding $2.1 million non-cash stock compensation expense; $8.2 million non-recurring charges; $10.3 million impairment charges; non-recurring non operating loss of $2.7 million related to the write-down of investment portfolio; $4.7 million gain on sale of investments; $2.8 million loss related to sale of divested product lines, net loss and diluted EPS would have been $20.1 million and $(0.03) for the quarter ended January 31, 2003, respectively.

(b) Excluding $17.5 million, net-of-tax, net loss related to product lines that were divested or discontinued prior to the first quarter of 2003; $2.7 million, net-of-tax, non-cash stock compensation expense; $2.0 million, net-of-tax, non-recurring charges; $1.2 million, net-of-tax, impairment charges; non-recurring non-operating loss of $1.5 million, net-of-tax, related to the write-down of investment portfolio; $4.4 million, net-of-tax, gain on sale of investments, net loss and diluted EPS would have been $24.3 million and $(0.03) for the quarter ended January 31, 2002, respectively.


                       SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
         RECONCILIATION OF GAAP RESULTS TO PRO FORMA RESULTS
               (In Millions, Except Per Share Amounts)



                                       For the Three Months Ended
                                            January 31, 2003
                                      GAAP     Restructuring Proforma
                                     Results     and Other    Results
                                                 Charges (a)    (a)
                                    ----------------------------------
NET SALES                             $199.9            $-   $199.9

COST OF PRODUCT SOLD                   129.1             -    129.1
                                    ---------  ------------  -------
GROSS PROFIT                            70.8             -     70.8
                                    ---------  ------------  -------
GROSS MARGIN                            35.4 %                 35.4 %

EXPENSES:
 Research and development               31.0             -     31.0
 Selling and administration             63.2             -     63.2
 Impairment charges                     10.3         (10.3)       -
 Non-recurring charges                   8.2          (8.2)       -
 Non-cash stock compensation             2.1          (2.1)       -
                                    ---------  ------------  -------
  Total Expenses                       114.8         (20.6)    94.2
                                    ---------  ------------  -------
  As a Percentage of Net Sales          57.4 %                 47.1 %

OPERATING INCOME (LOSS)                (44.0)         20.6    (23.4)
OPERATING MARGIN                       (22.0)%                (11.7)%
OTHER INCOME (EXPENSE), NET:
  Interest                               1.1             -      1.1
  Other                                  1.4           0.8      2.2
                                    ---------  ------------  -------

INCOME (LOSS) BEFORE
 INCOME TAXES                          (41.5)         21.4    (20.1)
PROVISION (BENEFIT) FOR INCOME TAXES       -             -        -
NET INCOME                            $(41.5)        $21.4   $(20.1)
                                    =========  ============  =======
NET MARGIN                             (20.8)%                (10.1)%

AVERAGE COMMON SHARES OUTSTANDING
(BASIC AND DILUTED)                    801.1         801.1    801.1
                                   ==========  ============  =======
LOSS PER SHARE (BASIC AND DILUTED)    $(0.05)        $0.02   $(0.03)
                                    =========  ============  =======



                                For the Three Months Ended
                                     October 31, 2002
                       GAAP     Restructuring  Results from  Proforma
                      Results      and Other    Divestitures  Results
                                  Charges (b)       (b)         (b)
                     -------------------------------------------------
NET SALES              $220.7                        $(1.7)   $219.0

COST OF PRODUCT SOLD    175.7           (4.4)         (5.2)    166.1
                     ---------  -------------  ------------  --------
GROSS PROFIT             45.0            4.4           3.5      52.9
                     ---------  -------------  ------------  --------
GROSS MARGIN             20.4 %                                 24.2%

EXPENSES:
 Research and
  development            33.4                         (3.6)     29.8
 Selling and
  administration         58.8            4.5          (1.5)     61.8
 Impairment charges     169.5         (169.5)            -         -
 Non-recurring
  charges               139.5         (139.5)            -         -
 Non-cash stock
  compensation            2.5           (2.5)            -         -
                     ---------  -------------  ------------  --------
  Total Expenses        403.7         (307.0)         (5.1)     91.6
                     ---------  -------------  ------------  --------
  As a Percentage of
   Net Sales            182.9 %                                 41.8 %

OPERATING INCOME
 (LOSS)                (358.7)         311.4           8.6     (38.7)
OPERATING MARGIN       (162.5)%                                (17.7)%
OTHER INCOME
 (EXPENSE), NET:
  Interest                3.1              -          (0.0)      3.1
  Other                 (26.2)          12.1          (0.6)    (14.7)
                     ---------  -------------  ------------  --------

INCOME (LOSS)
 BEFORE INCOME
 TAXES                 (381.8)         323.5           8.0     (50.3)
PROVISION (BENEFIT)
 FOR INCOME TAXES           -              -             -         -
NET INCOME            $(381.8)        $323.5          $8.0    $(50.3)
                    ==========  =============  ============  ========
NET MARGIN             (173.0)%                                (23.0)%

AVERAGE COMMON SHARES
 OUTSTANDING
(BASIC AND
 DILUTED)               797.6          797.6         797.6     797.6
                     =========  =============  ============  ========
LOSS PER SHARE (BASIC
 AND DILUTED)          $(0.48)         $0.41         $0.01    $(0.06)
                     =========  =============  ============  ========


(a) Excluding $2.1 million non-cash stock compensation expense; $8.2 million non-recurring charges; $10.3 million impairment charges; non-recurring non-operating loss of $2.7 million related to the write-down of investment portfolio; $4.7 million gain on sale of investments; and $2.8 million loss on sale of divested product lines, net loss and diluted EPS would have been $20.1 million and $(0.03) for the quarter ended January 31, 2003, respectively.

(b) Excluding $8.0 million loss related to product lines that were divested or discontinued prior to the first quarter of 2003; $2.5 million non-cash stock compensation expense; $139.4 million non-recurring charges; $169.5 million impairment charges; non-recurring non-operating loss of $7.0 million related to the write-down of investment portfolio; $1.3 million gain on sale of investments; $5.2 million loss on sale leasebacks related to various facilities; and $1.2 million loss on sale of divested product lines, net loss and diluted EPS would have been $50.3 million and $(0.06) for the quarter ended October 31, 2002, respectively.

    CONTACT: ADC, Minneapolis
             Investor Relations:
             Mark Borman, 952/917-0590
             or
             Public Relations:
             Rob Clark, 952/917-0304